UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant
To Section 18 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest reported): June 27, 2008

NACEL ENERGY CORPORATION
(Exact name of Registrant as specified in its charter)

WYOMING	4911	20-4315791
(State or other Jurisdiction of	(Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

1128 12th Street, Suite B, Cody, Wyoming	82414
(Name and address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	307-461-4221

SEC File Number: File No. 333-142860

Item 5.02 Resignation of Directors

On June 26, 2008, Dr. Nedal Deeb resigned as director. He did not express any disagreement with the Company in connection with this resignation.

Item 8.01 Other Events

On June 13, 2008, the Company received a letter from the staff of the Securities and Exchange Commission notifying the Company that the staff is conducting an inquiry relating to the Company. The letter requested that the Company voluntarily produce to the SEC certain documents and information relating primarily to certain of the Company’s public statements and SEC filings, as well as third-party research reports about the Company. The letter also requests information relating to the Company’s financial condition, its financing efforts and certain corporate matters.

The letter indicates that the inquiry is non-public and should not be construed as an indication that the SEC or its staff believes that any violation has occurred, nor should the Company consider the letter as an adverse reflection upon any person, entity or security.

Although the nature of the SEC’s inquiry is presently unclear, the Company has retained counsel and intends to cooperate fully with the staff’s inquiry. The Board of Directors has authorized an internal review under the direction of the Company’s new President and Director, Dan Leach, of the matters set forth in the SEC’s request and such matters as may be relevant to such inquiry and has retained counsel to assist in this review. As part of this process, the Company will review its previous public disclosures to determine what further action, if any, is required. Consequently, the filing of the Company’s Form 10-KSB for the fiscal year ending March 31, 2008 will be delayed at least until this process has been completed.

On June 20, 2008, HPC Capital Management informed the Company that it was suspending its agreement to provide investment banking services to the Company in light of the SEC’s inquiry. As of the date of the suspension, the Company and potential investors had been unable to come to final terms regarding certain private financing for the Company. Consequently, the Company has no current agreements with any private investors to provide private financing to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

NACEL ENERGY CORPORATION

By:	/s/ Dan Leach
Dan Leach
Date: June 27, 2008